Exhibit 99.1

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com
JPMORGAN CHASE REPORTS THIRD-QUARTER 2020 NET INCOME OF $9.4 BILLION, OR $2.92 PER SHARE

THIRD-QUARTER 2020 RESULTS1

ROE 15% ROTCE[2] 19%	CET1 Capital Ratios[3] Std. 13.0%; Adv. 13.8%	Net payout LTM[4,5] 97%

Firmwide Metrics	■	Reported revenue of $29.1 billion; managed revenue of $29.9 billion[2]
	■	Credit costs of $611 million included $569 million of net reserve releases
	■	Average loans[6] up 1%; average deposits up 30%
	■	$1.3 trillion liquidity sources, including HQLA and unencumbered marketable securities[7]

CCB ROE 29%	■	Average deposits up 28%; client investment assets up 11%
	■	Average loans[6] down 7%; credit card sales volume[8] down 8%
	■	Active mobile customers up 10%

CIB ROE 21%	■	$2.2 billion of Global Investment Banking fees, up 9%
	■	#1 ranking for Global Investment Banking fees with 9.4% wallet share year-to-date
	■	Total Markets revenue of $6.6 billion, up 30%, with Fixed Income Markets up 29% and Equity Markets up 32%

CB ROE 19%	■	Gross Investment Banking revenue of $840 million, up 20%
	■	Average loans up 5%; average deposits up 44%

AWM ROE 32%	■	Assets under management (AUM) of $2.6 trillion, up 16%
	■	Average loans up 13%; average deposits up 23%

Jamie Dimon, Chairman and CEO, commented on the financial results: “JPMorgan Chase earned $9.4 billion of net income on nearly $30 billion of revenue and we maintained our credit reserves at $34 billion given significant economic uncertainty and a broad range of potential outcomes. We further strengthened our capital and liquidity position, increasing CET1 capital to $198 billion (13.0% CET1 ratio, up 60 basis points after paying the dividend) and liquidity sources to $1.3 trillion. The Corporate & Investment Bank continues to be a big driver of Firm performance with Markets revenue up 30% and Global IB fees up 9%. CIB and Commercial Banking continue to attract and retain deposits given our strong client franchise as our clients remain liquid. Asset & Wealth Management generated record revenue and net income and saw strong net inflows into long-term products.”

Dimon added: “In Consumer & Community Banking, we continue to add deposits, up 28% versus last year – and based on the most recent FDIC data we ranked #1 in U.S. retail deposits for the first time ever as we are investing in the business to better serve our customers’ needs. The Firm recently received approval to open branches in 10 additional states which would allow us to operate branches in all of the lower 48 U.S. states. Home Lending benefited from strong production margins, and combined debit and credit card spend showed positive year-over-year growth in September for the first time since the widespread shutdowns.”

Dimon concluded: “I want to thank our employees around the world for their tireless work in helping our clients and communities impacted by the COVID-19 pandemic over the past several months. Despite significant uncertainty in the environment, the Firm is unwavering in its commitment to drive an inclusive economic recovery, advance sustainable solutions to address climate change and improve the lives of our customers, especially those in underserved communities.”

SIGNIFICANT ITEMS
■    3Q20 results included $524 million of firmwide legal expense ($0.17 decrease in earnings per share (EPS))
OPERATING LEVERAGE
■    3Q20 reported expense of $16.9 billion; reported overhead ratio of 58%; managed overhead ratio2 of 56%
CAPITAL DISTRIBUTED
■    Common dividend of $2.8 billion, or $0.90 per share
■    Extended suspension of repurchases at least through the end of 4Q209
FORTRESS PRINCIPLES
■    Book value per share of $79.08, up 5%; tangible book value per share2 of $63.93, up 6%
■    Basel III common equity Tier 1 capital3 of $198 billion and Standardized ratio3 of 13.0%; Advanced ratio3 of 13.8%
■    Firm supplementary leverage ratio of 7.0%3

SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES
■    $1.8 trillion of credit and capital10 raised YTD
■    $164 billion of credit for consumers
■    $14 billion of credit for U.S. small businesses
■    $611 billion of credit for corporations
■    $885 billion of capital raised for corporate clients and non-U.S. government entities
■    $82 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities
■    $28 billion of loans under the Small Business Administration’s Paycheck Protection Program

Investor Contact: Jason Scott (212) 270-2479
[1]Percentage comparisons noted in the bullet points are for the third quarter of 2020 versus the prior-year third quarter, unless otherwise specified. [2]For notes on non-GAAP financial measures, including managed basis reporting, see page 6.
 For additional notes see page 7.
Media Contact: Joseph Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release
In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis, and non-GAAP financial measures used by management to evaluate the performance of each line of business, refer to page 6.
Comparisons noted in the sections below are for the third quarter of 2020 versus the prior-year third quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)
Net revenue on a reported basis was $29.1 billion, $33.0 billion, and $29.3 billion for the third quarter of 2020, second quarter of 2020, and third quarter of 2019, respectively.

Results for JPM				2Q20		3Q19
($ millions, except per share data)	3Q20	2Q20	3Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - managed	$29,941	$33,817	$30,014	$(3,876)	(11)%	$(73)	—%
Noninterest expense	16,875	16,942	16,372	(67)	—	503	3
Provision for credit losses	611	10,473	1,514	(9,862)	(94)	(903)	(60)
Net income	$9,443	$4,687	$9,080	$4,756	101%	$363	4%
Earnings per share	$2.92	$1.38	$2.68	$1.54	112%	$0.24	9%
Return on common equity	15%	7%	15%
Return on tangible common equity	19	9	18
Discussion of Results11:
Net income was $9.4 billion, up 4%.
Net revenue of $29.9 billion was flat. Net interest income was $13.1 billion, down 9%, predominantly driven by the impact of lower rates largely offset by higher net interest income in CIB Markets as well as balance sheet growth. Noninterest revenue was $16.8 billion, up 7%, predominantly driven by higher Investment Banking fees, Markets revenue, and Credit Adjustments & Other in the Corporate & Investment Bank, and higher net investment securities gains in Corporate.
Noninterest expense of $16.9 billion, up 3%, driven by higher legal expense.
The provision for credit losses was $611 million, down $903 million from the prior year. Net charge-offs of $1.2 billion were down $191 million from the prior year, predominantly driven by Card. The current quarter included a net reserve release that was largely driven by the run-off in the Home Lending portfolio and changes in wholesale loan balances, partially offset by a build in the investment securities portfolio due to the transfer of certain securities from available-for-sale to held-to-maturity. The prior year included net reserve builds across both the Consumer and Wholesale portfolios.

JPMorgan Chase & Co.
News Release

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				2Q20		3Q19
($ millions)	3Q20	2Q20	3Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$12,755	$12,217	$13,958	$538	4%	$(1,203)	(9)%
Consumer & Business Banking	5,557	5,107	6,782	450	9	(1,225)	(18)
Home Lending	1,714	1,687	1,465	27	2	249	17
Card & Auto	5,484	5,423	5,711	61	1	(227)	(4)
Noninterest expense	6,770	6,626	7,025	144	2	(255)	(4)
Provision for credit losses	794	5,828	1,311	(5,034)	(86)	(517)	(39)
Net income/(loss)	$3,873	$(176)	$4,245	$4,049	NM	$(372)	(9)%
Discussion of Results11,12:
Net income was $3.9 billion, down 9%. Net revenue was $12.8 billion, down 9%.
Consumer & Business Banking net revenue was $5.6 billion, down 18%, predominantly driven by the impact of deposit margin compression, partially offset by growth in deposit balances. Home Lending net revenue was $1.7 billion, up 17%, driven by higher production margins. Card & Auto net revenue was $5.5 billion, down 4%, driven by lower Card net interest income on lower balances, partially offset by lower Card acquisition costs and higher Card annual fees.
Noninterest expense was $6.8 billion, down 4%, predominantly driven by lower marketing investments.
The provision for credit losses was $794 million, down $517 million and included a $300 million reserve release in Home Lending due to portfolio run-off, compared to a net reserve build for CCB of $50 million in the prior year. Net charge-offs were $1.1 billion, down $167 million versus the prior year, predominantly driven by Card.

JPMorgan Chase & Co.
News Release

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				2Q20		3Q19
($ millions)	3Q20	2Q20	3Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$11,503	$16,352	$9,522	$(4,849)	(30)%	$1,981	21%
Banking	3,709	5,027	3,485	(1,318)	(26)	224	6
Markets & Securities Services	7,794	11,325	6,037	(3,531)	(31)	1,757	29
Noninterest expense	5,797	6,764	5,504	(967)	(14)	293	5
Provision for credit losses	(81)	1,987	92	(2,068)	NM	(173)	NM
Net income	$4,304	$5,464	$2,831	$(1,160)	(21)%	$1,473	52%
Discussion of Results12:
Net income was $4.3 billion, up 52%. Net revenue was $11.5 billion, up 21%.
Banking revenue was $3.7 billion, up 6%. Investment Banking revenue was $2.1 billion, up 12%, predominantly driven by higher Investment Banking fees, up 9%, reflecting higher equity and debt underwriting fees which were partially offset by lower advisory fees. Wholesale Payments revenue was $1.3 billion, down 5%, predominantly driven by deposit margin compression and a reporting re-classification in Merchant Services12, largely offset by the impact of higher deposit balances. Lending revenue was $333 million, up 32%, predominantly driven by higher net interest income reflecting overall spread widening and higher loan balances.
Markets & Securities Services revenue was $7.8 billion, up 29%. Markets revenue was $6.6 billion, up 30%. Fixed Income Markets revenue was $4.6 billion, up 29%, driven by strong performance across products, particularly in Commodities, Credit and Securitized Products. Equity Markets revenue was $2.0 billion, up 32%, driven by strong performance across products. Securities Services revenue was $1.0 billion, flat to the prior year, as deposit margin compression was offset by balance growth. Credit Adjustments & Other was a gain of $169 million largely driven by funding and credit spread tightening on derivatives.
Noninterest expense was $5.8 billion, up 5%, predominantly driven by higher legal expense, partially offset by lower structural expense as well as lower volume- and revenue-related expense.
The provision for credit losses was a net benefit of $81 million, driven by reserve releases across multiple sectors. Net charge-offs were $23 million.

COMMERCIAL BANKING (CB)

Results for CB				2Q20		3Q19
($ millions)	3Q20	2Q20	3Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$2,285	$2,392	$2,274	$(107)	(4)%	$11	—%
Noninterest expense	966	899	940	67	7	26	3
Provision for credit losses	(147)	2,431	67	(2,578)	NM	(214)	NM
Net income/(loss)	$1,088	$(691)	$943	$1,779	NM	$145	15%
Discussion of Results12:
Net income was $1.1 billion, up 15%.
Net revenue of $2.3 billion was flat, with lower deposit margin offset by higher deposit balances and fees, higher lending revenue due to increased portfolio spreads and balances, and higher investment banking revenue.
Noninterest expense was $966 million, up 3%, driven by higher compensation.
The provision for credit losses was a net benefit of $147 million, driven by reserve releases across multiple sectors. Net charge-offs were $60 million.

JPMorgan Chase & Co.
News Release

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				2Q20		3Q19
($ millions)	3Q20	2Q20	3Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,737	$3,610	$3,568	$127	4%	$169	5%
Noninterest expense	2,623	2,506	2,622	117	5	1	—
Provision for credit losses	(51)	223	44	(274)	NM	(95)	NM
Net income	$877	$658	$668	$219	33%	$209	31%
Discussion of Results:
Net income was $877 million, up 31%.
Net revenue was $3.7 billion, up 5%, predominantly driven by higher deposit and loan balances, along with higher management fees and brokerage activity, largely offset by deposit margin compression.
Noninterest expense of $2.6 billion was flat to the prior year.
The provision for credit losses was a net benefit of $51 million, driven by reserve releases.
Assets under management were $2.6 trillion, up 16%, driven by cumulative net inflows into liquidity and long-term products as well as higher market levels.

CORPORATE

Results for Corporate				2Q20		3Q19
($ millions)	3Q20	2Q20	3Q19	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$(339)	$(754)	$692	$415	55%	$(1,031)	NM
Noninterest expense	719	147	281	572	389	438	156
Provision for credit losses	96	4	—	92	NM	96	NM
Net income/(loss)	$(699)	$(568)	$393	$(131)	(23)%	$(1,092)	NM
Discussion of Results:
Net loss was $699 million, compared with net income of $393 million in the prior year.
Net revenue was a loss of $339 million, compared with net revenue of $692 million in the prior year. Net revenue was down $1.0 billion, driven by lower net interest income, largely on lower rates, including the impact of faster prepayments on mortgage-backed securities. The current quarter included net investment securities gains of $466 million. The prior year included approximately $330 million of income related to loan sales in Home Lending.
Noninterest expense was $719 million, up $438 million predominantly driven by an impairment on a legacy investment.
The provision for credit losses was $96 million, driven by a build in the investment securities portfolio due to the transfer of certain securities from available-for-sale to held-to-maturity.

JPMorgan Chase & Co.
News Release
2. Notes on non-GAAP financial measures:

a.The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the U.S. (“U.S. GAAP”). That presentation, which is referred to as “reported” basis, provides the reader with an understanding of the Firm’s results that can be tracked consistently from year-to-year and enables a comparison of the Firm’s performance with other companies’ U.S. GAAP financial statements. In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, see page 7 of the Earnings Release Financial Supplement.

b.Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”), are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, see page 9 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $79.08, $76.91 and $75.24 at September 30, 2020, June 30, 2020, and September 30, 2019, respectively. TCE, ROTCE, and TBVPS are utilized by the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

JPMorgan Chase & Co.
News Release
Additional notes:

3.Reflects the relief provided by the Federal Reserve Board (the “Federal Reserve”) in response to the COVID-19 pandemic, including the CECL capital transition provisions that became effective in the first quarter of 2020. For the period ended September 30, 2020, the impact of the CECL capital transition provisions resulted in an increase to CET1 capital of $6.4 billion. The SLR reflects the temporary exclusions of U.S. Treasury securities and deposits at Federal Reserve Banks. Refer to Regulatory Developments Relating to the COVID-19 Pandemic on pages 11-12 and Capital Risk Management on pages 49-54 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 for additional information. Refer to Capital Risk Management on pages 85-92 of the Firm’s 2019 Form 10-K for additional information on the Firm’s capital metrics.
4.Last twelve months (“LTM”).
5.Net of stock issued to employees.
6.In the third quarter of 2020, the Firm reclassified certain fair value option elected lending-related positions from trading assets to loans. Prior-period amounts have been revised to conform with the current presentation.
7.High-quality liquid assets (“HQLA”) represent the average amount of unencumbered liquid assets that qualify for inclusion in the liquidity coverage ratio (“LCR”), and excludes excess HQLA at JPMorgan Chase Bank, N.A. that are not transferable to non-bank affiliates. Unencumbered marketable securities, such as equity securities and fixed income debt securities, include HQLA-eligible securities which are included as part of the excess liquidity at JPMorgan Chase Bank, N.A. that are not transferable to non-bank affiliates. Does not include borrowing capacity at Federal Home Loan Banks (“FHLB”) and the discount window at the Federal Reserve Bank. Refer to Liquidity Risk Management on pages 55-59 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 for additional information.
8.Excludes Commercial Card.
9.On September 30, 2020, the Federal Reserve extended its requirement for large banks to suspend net share repurchases through the end of the fourth quarter of 2020. For further information, see page 10 of the Earnings Release Financial Supplement.
10.Credit provided to clients represents new and renewed credit, including loans and commitments.
11.In the second quarter of 2020, the Firm reclassified certain spend-based credit card reward costs from marketing expense to be a reduction of card income, with no effect on net income. Prior-period amounts have been revised to conform with the current presentation.
12.In the first quarter of 2020, the Firm began reporting a Wholesale Payments business unit within CIB following a realignment of the Firm’s wholesale payments businesses. The Wholesale Payments business comprises:
◦Merchant Services, which was realigned from CCB to CIB
◦Treasury Services and Trade Finance in CIB. Trade Finance was previously reported in Lending in CIB.
In connection with the alignment of Wholesale Payments, the assets, liabilities and headcount associated with the Merchant Services business were realigned to CIB from CCB, and the revenue and expenses of the Merchant Services business is reported across CCB, CIB and CB based primarily on client relationships. Prior periods have been revised to reflect this realignment and revised allocation methodology.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $3.2 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, October 13, 2020, at 8:30 a.m. (Eastern) to present third quarter 2020 financial results. The general public can access the call by dialing (866) 541-2724 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 12:30 p.m. on October 13, 2020, through midnight, October 27, 2020, by telephone at (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID # 5852509. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2019, and Quarterly Report on Form 10-Q for the quarterly periods ended June 30, 2020 and March 31, 2020, which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.